EXHIBIT 1.2

                   FORM OF AMENDMENT TO UNDERWRITING AGREEMENT

                   900,000 Shares of Series A Preferred Stock

                          Dated: [Effective Date of Post-Effective Amendment #2]

Civilian Capital, Inc.
as the Underwriter named herein
14 N. Peoria St., Ste. 7c
Chicago, IL 60607

Dear Sirs:

The undersigned, Billy Dead, Inc., a Delaware corporation, (herein called the "Company"), hereby confirms the following amendment to its agreement dated November 12, 2003 (the "Agreement") entered into with Civilian Capital, Inc. (the "Underwriter") as follows:

      On the basis of the representations and warranties contained in the Agreement, and subject to the terms and conditions set forth in the Agreement, the Company hereby agrees that the Shares must be sold by 5 PM, New York time, by the date that is 90 days from the Effective Date of the Post-Effective Amendment #2, which date may be extended an additional 90 days by mutual consent of the Underwriter and the Company (the "Offering Period").

      If the foregoing correctly sets forth the understanding between the Company and the Underwriter, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Underwriter.

                                    Very truly yours,

                                    BILLY DEAD, INC.


                                    By:_________________________________________
                                       Peter S. Fuhrman, Chief Executive Officer

Accepted as of ____________, 2004:

CIVILIAN CAPITAL, INC.

By:___________________________________________
   Peter S. McDonnell, Chief Executive Officer


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